Exhibit 99.1

ALPHA INNOTECH REPORTS RECORD SECOND QUARTER REVENUES

August 13, 2007 – Alpha Innotech Corp., San Leandro, California

Alpha Innotech Corp. (OTCBB:APNO), a leading provider of bioanalytical systems for drug discovery and life science research, today reported financial results for the second quarter ending June 30, 2007.

Second quarter revenues of $3.612 million increased 13% from the $3.193 million reported in the same period in 2006.  Gross margins rose to 55.2% in the second quarter of 2007 compared to 52.7% in the second quarter of 2006.

For the six month period ending on June 30, 2007, revenues increased 16% to $7.159 million from the $6.151 million reported for the same period in 2006.

The net loss for the second quarter ending June 30, 2007 decreased to $337,000 from the $576,000 net loss reported for the comparable period in 2006.

On a non-GAAP basis, the Company had net income of $132,000 for the second quarter of 2007 excluding stock-based compensation, interest, and depreciation.   A net loss of $325,000 was reported on the same basis for the second quarter of 2006.  The non-GAAP net income (loss) is reconciled to comparable GAAP net income (loss) in the table entitled “Non-GAAP Calculation of Net Income (Loss)”.

“Our revenues last quarter were the highest second quarter revenues in our Company’s history,” said Ron Bissinger, Chief Executive Officer of Alpha Innotech.  “We continue to execute towards our goal of exceeding our industry’s growth rate while maintaining positive EBITDA.”

Other accomplishments from the second quarter include:

•
The addition of two new independent directors to the Board, including Dr. Joseph D. Keegan, former CEO of Molecular Devices, and Gus E. Davis who held senior management positions at Amersham and Pharmacia.

•	The expansion of the U.S. direct sales force which, along with manufacturing representative partners, is expected to continue fueling growth of the Company’s domestic business.

•	Increasing the Company’s capability to manage worldwide operations and logistics through the appointment of Mark Allen, a veteran of Molecular Devices, to the Vice President of Operations position.

More information on Alpha Innotech can be found at the Company’s website www.alphainnotech.com.

About Alpha Innotech Corp.

Founded in 1992 and with over 8,000 systems sold worldwide, Alpha Innotech is a leading developer, manufacturer and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Our goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Our customers include pharmaceutical and biotechnology companies as well as universities, medical centers, government research institutes and agencies worldwide.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with GAAP, the Company is also providing non-GAAP financial information.  The presentation of non-GAAP financial information should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with GAAP.  The Company believes that both management and investors benefit from referring to non-GAAP financial information that excludes certain expenses in their assessment of the Company’s performance.  The Company also believes that investors benefit from increased transparency into supplemental information used by management in its financial and operational decision making.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the Company’s ability to obtain additional financing, the timing of the introduction and success of new products, and the Company's growth prospects, that could cause actual results to differ materially from those anticipated or planned by these forward-looking statements. Please also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our recent Form 10-KSB and Forms 10-QSB filed with the Securities and Exchange Commission. We do not intend to update the forward-looking information contained in this news release except as required by law.

Contact:

Alpha Innotech Corp.
Ron Bissinger, CEO
Tel: 510-483-9620

Alpha Innotech Corp.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue	$3,612	$3,193	$7,159	$6,151
Cost of goods sold	1,620	1,509	3,195	3,016
Gross profit	1,992	1,684	3,964	3,135
Operating expenses:
Sales and marketing	1,163	1,158	2,218	2,141
Research and development	344	410	648	737
General and administrative	753	607	1,285	1,111
Total operating expenses	2,260	2,175	4,151	3,989
Profit (loss) from operations	(268)	(491)	(187)	(854)
Interest expense	(67)	(74)	(149)	(158)
Other income (expense), net	(2)	(11)	(2)	21
Net profit (loss)	$(337)	$(576)	$(338)	$(991)
Profit (loss) per common share - basic and diluted	$(0.03)	$(0.06)	$(0.03)	$(0.10)
Weighted average shares outstanding - basic and diluted	10,421,393	9,804,847	10,289,625	9,765,546

Alpha Innotech Corp.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$399	$446
Accounts receivable, net	2,081	2,189
Inventory, net	791	633
Prepaid expenses and other current assets	111	190
Total current assets	3,382	3,458
Property and equipment, net	966	1,049
Other assets	91	91
Total assets	$4,439	$4,598
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,762	$1,608
Accrued liabilities	1,123	976
Current portion of debt	1,501	1,594
Deferred revenue	912	896
Other liabilities	205	210
Total current liabilities	5,503	5,284
Debt, net of current portion	299	489
Total stockholders' deficit	(1,363)	(1,175)
Total liabilities and stockholders' deficit	$4,439	$4,598

Alpha Innotech Corp.
Non-GAAP Calculation of Net Income (Loss)
(Unaudited)
(in thousands)

	Three Months Ended
	June 30,
	2007	2006
Non-GAAP calculation of net income (loss) :
GAAP Net loss	$(337)	$(576)
Interest	67	74
Depreciation	131	144
Stock-based compensation	95	33
Founders Bonus Plan Expense Accrual	176	--
Non-GAAP basis income (loss)	$132	$(325)